Exhibit 23.5

Consent of King Kee Appraisal and Advisory Limited

We hereby consent to the quotation and summarization of our opinion letter to the board of directors of Evergreen Corporation (the “Company”) in the proxy statement/prospectus contained in the Company’s registration statement on Form F-4 relating to the proposed acquisition of Forekast Limited (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein as set forth on Annex C. In giving this consent, we do not admit, and we understand that the Company does not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by the Company in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited

April 22, 2025